                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-12


                          FIRST FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                          FIRST FINANCIAL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                           FIRST FINANCIAL CORPORATION
                            ONE FIRST FINANCIAL PLAZA
                                  P.O. BOX 540
                           TERRE HAUTE, INDIANA 47808


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 17, 2002


         Notice is hereby given that, pursuant to the call of its Directors, an Annual Meeting of Shareholders of First Financial Corporation ("Corporation") will be held on April 17, 2002 at 11:00 o'clock a.m., local time, at One First Financial Plaza, Terre Haute, Indiana.

         The purposes of the meeting are:

         (1) To elect B. Guille Cox, Jr., Anton H. George, Gregory L. Gibson and Virginia L. Smith to the Board of Directors of the Corporation for a three (3) year term to expire in 2005; and

         (2) To transact such other business as may properly be presented at the meeting.

         Only shareholders of record at the close of business on March 13, 2002 will be entitled to notice of and to vote at the meeting.


                                            By Order of the Board of Directors

                                            [signed]

                                            DONALD E. SMITH
                                            Chairman of the Board and President


March 20, 2002




                   IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY

              IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT
             THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND
              RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
             NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                               PROXY STATEMENT OF
                          FIRST FINANCIAL CORPORATION
                            One First Financial Plaza
                                  P.O. Box 540
                           Terre Haute, Indiana 47808
                                 (812) 238-6000

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            to be held April 17, 2002

                              GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of First Financial Corporation (the "Corporation") of Proxies for use at the Annual Meeting of Shareholders of the Corporation to be held on April 17, 2002, at 11:00 a.m. at One First Financial Plaza, Terre Haute, Indiana, and at any and all adjournments of such meeting. This Proxy Statement and accompanying form of proxy were first mailed to the shareholders on or about March 20, 2002.

The Corporation is a financial services holding company which owns Terre Haute First National Bank ("Terre Haute First"), First State Bank, First Citizens State Bank, First Farmers State Bank, First Ridge Farm State Bank, First Parke State Bank, First National Bank of Marshall, First Crawford State Bank, The Morris Plan Company of Terre Haute, Inc., Forrest Sherer, Inc. and First Financial Reinsurance Company, Ltd.

Only shareholders of record as of March 13,2002, will be entitled to notice of, and to vote at, the Annual Meeting. As of March 13, 2002 the Corporation had issued and outstanding 6,832,284 shares of common stock, which were held by approximately 1,023 shareholders of record. There are no other outstanding securities of the Corporation entitled to vote. On the matters to be voted on at this Annual Meeting, each share is entitled to one vote, exercisable in person or by proxy.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Shares voting, abstaining or withholding authority to vote on any issue will be counted as present for purposes of determining a quorum. Approval by a plurality of the votes cast at the meeting, assuming a quorum is present, is required for election of each nominated director. Action on any other matters to come before the meeting must be approved by an affirmative vote of a majority of the shares present, in person, or by proxy. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the named nominees will result in the respective nominee receiving fewer votes.

The cost of soliciting proxies will be borne by the Corporation. In addition to use of the mails, proxies may be solicited personally or by telephone by officers, directors and certain employees who will not be specially compensated for such soliciting.

Any shareholder giving a proxy has the right to revoke it at any time before it is exercised. Therefore, execution of the proxy will not affect the shareholder's right to vote in person if he or she attends the meeting. Revocation may be made prior to the meeting (i) by written notice sent to Michael A. Carty, Secretary, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, (ii) personally upon oral or written request at the Annual Meeting, or (iii) by duly executing a proxy bearing a later date.

The shares represented by proxies will be voted as instructed by the shareholders giving the proxies. In the absence of specific instructions to the contrary, proxies will be voted in favor of the election as directors of the four (4) persons named as nominees in this Proxy Statement. If for any reason any of the director/nominees becomes unable or is unwilling to serve at the time of the meeting (an event which the Board of Directors does not anticipate), the persons named as proxies in the accompanying form of proxy will have discretionary authority to vote for a substitute nominee or nominees named by the Board of Directors if the Board of Directors elects to fill such nominees' positions. Any other matters that may properly come before the meeting will be acted upon by the persons named as proxies in the accompanying form of proxy in accordance with his or her discretion.

                             ELECTION OF DIRECTORS

The Board of Directors is currently composed of twelve (12) members. The Corporation's Articles of Incorporation divide the Board of Directors into three classes, as nearly equal in size as possible, with one class of directors elected each year for a term extending to the third succeeding Annual Meeting after such election. The nominees for election as director are nominated to serve for terms to expire in 2005. Each nominee is a director of the Corporation whose current term will expire in 2002. The following information is provided concerning each nominee and each incumbent director continuing in office.

NOMINEES FOR TERMS TO EXPIRE IN 2005


                                                                                                  SHARES OF COMPANY COMMON STOCK
NAME, AGE AND PRINCIPAL OCCUPATION                                               DIRECTOR       BENEFICIALLY OWNED ON MARCH 9, 2002
DURING THE PAST FIVE YEARS                                                       SINCE            NUMBER         PERCENT OF CLASS(1)
------------------------------------------------------------------------------------------------------------------------------------
B. Guille Cox, Jr., 56                                                             1987             42,748             .62% (2)
Attorney-at-Law with Cox Zwerner Gambill & Sullivan

Anton H. George, 42                                                                1989                309             .01%
President of Indianapolis Motor Speedway Corp.;
Director of Indiana Energy, Inc.

Gregory L. Gibson, 39                                                              1994             33,481             .49%
President of ReTec, Inc.

Virginia L. Smith, 53                                                              1987              3,067             .04%
President of R.J. Oil, Inc.

INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS
WHOSE TERMS EXPIRE IN 2003

Thomas T. Dinkel, 51                                                               1989              5,435             .08%
President of Sycamore Engineering, Inc.

Mari H. George, 66                                                                 1989                231             .01%
Chairman of Indianapolis Motor Speedway Corp.

Norman L. Lowery, 55, Vice Chairman                                                1989              6,724             .10% (3)
of the Board; Vice President of the Corporation;
President of Terre Haute First (effective
January, 1, 1996); Attorney-at-Law with Wright
Shagley & Lowery through 1995

Patrick O'Leary, 65                                                                1983*            25,000             .37%
President of Contract Services, LLC

Chapman J. Root II, 52                                                             1989             17,047             .25%
President of Root Organization;
Director of International Speedway Corp.

INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS
WHOSE TERMS EXPIRE IN 2004

Walter A. Bledsoe, 86                                                              1983*            14,991             .22%
Personal Investments

William A. Niemeyer, 79                                                            1983*            11,880             .17%
President of Niemeyer Coal Co.

Donald E. Smith, 75, Chairman of the Board                                         1983*            71,666            1.05%
and President; President of Terre Haute
First National Bank, 1974 through 1995

* First Financial Corporation was formed in 1983.

OTHER EXECUTIVE OFFICERS OF THE CORPORATION

Stanley V. Hart, 59, Chief Operations Officer                                                       11,671             .17%
Senior Vice President of Terre Haute First National Bank

Michael A. Carty, 51, Secretary/Treasurer                                                            5,898             .09%
Senior Vice President & CFO of Terre Haute First National Bank

Richard O. White, 54                                                                                 8,361             .12%
Senior Vice President of Terre Haute First National Bank

All Directors and Executive Officers as a group have 258,508 shares, which is 3.78% of the shares outstanding. This includes shares held for the accounts of Donald E. Smith, Norman L. Lowery, Stanley V. Hart, Michael A. Carty and Richard
O. White in the First Financial Corporation Employee Stock Ownership Plan.

(1) The information contained in this column is based upon stockholder records of the Corporation and information furnished to the Corporation by the individuals identified above.

(2) Mr. Cox, under certain circumstances, has the power, with the consent of others, to vote an additional 189,402 shares (2.76%). These shares are not reflected in the amount on the previous page.

(3) Mr. Lowery has the power to vote an additional 83,334 (1.21%) shares as co-trustee of the Root Children's Business Trust. These shares are not reflected in the amount on the previous page.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

ATTENDANCE AT MEETINGS. During 2001 the Board of Directors of the
Corporation held 12 regular meetings and a total of 18 meetings. No incumbent director attended fewer than 75% of the aggregate number of Board meetings and meetings on committees on which he or she served.

CERTAIN RELATIONSHIPS. Certain family relationships exist among the directors of the Corporation. Donald E. Smith is the father of Virginia L. Smith and father-in-law of Norman L. Lowery. Mari H. George is the mother of Anton H. George. There are no arrangements or understandings between any of the directors pursuant to which any of them have been selected for their respective positions.

COMMITTEES. The Board of Directors had no standing nominating committee or any committee performing similar functions during 2001; such functions are performed by the Board of Directors as a whole.

The Corporation's Examining Committee, which in 2001 consisted of Anton H. George, Thomas T. Dinkel and Patrick O'Leary, reviews the Corporation's operations and management, accounting functions, the adequacy and effectiveness of the internal controls and internal auditing methods and procedures. This Committee recommends to the Board the appointment of the independent public accountants for the Corporation. The Examining Committee met four times during 2001.

The Corporation's Compensation Committee, which consists of Messrs. A. George, O'Leary, Lowery, Niemeyer, D. Smith, and V. Smith, overviews the compensation of the officers of subsidiary banks and recommends salaries and bonus amounts to the full Board of Directors. Such Committee met four times in 2001.

COMPENSATION OF DIRECTORS. Each director of the Corporation is also a director of Terre Haute First, the lead subsidiary bank of the Corporation, and receives directors' fees from each organization. During 2001 a director of the Corporation and Terre Haute First received a fee of $625 for each board meeting attended in person or a fee of $500 for each board meeting in which the director participated by telephone.

Non-employee directors also receive a fee for meetings attended of the Examining Committee of $1,000, the Compensation Committee of $1,000 and the Loan Discount Committee of $300. Each director also received from Terre Haute First a semi-annual director's fee of $1,250 on July 17th and December 18th. No non-employee director served as a director of any other subsidiary of the Corporation.

Directors of the Corporation and Terre Haute First who are not yet 70 years of age may participate in a deferred director's fee program at each institution. Under this program, a director may defer $6,000 of his or her director's fees each year over a five-year period. When the director reaches age 65 or age 70, the director may elect to receive payments over a ten-year period. The amount of the deferred fees is used to purchase an insurance product which funds these payments. Each year from the initial date of deferral until payments begin at age 65 or 70, the Corporation accrues a non-cash expense which will equal in the aggregate the amount of the payments to be made to the director over the ten-year period, The Corporation expects that the cash surrender value of the insurance policy will offset the amount of expenses accrued. If a director fails for any reason other than death to serve as a director during the entire five-year period, or the director fails to attend at least 60 regular or special meetings and/or committee meetings, the amount to be received at age 65 or 70, as applicable, will be pro-rated appropriately. For 2001, the allocated cost of the deferred directors' fees was $151,253.

Directors also may be compensated under the Corporation's 2001 Long-Term Incentive Plan, discussed under "Report of the Compensation Committee on Executive Compensation." Under the plan, directors may receive 90, 100 or 110 percent of the director's "award amount" if the Corporation and Terre Haute First attain certain goals established by the Compensation Committee. For 2001, directors received pursuant to the 2001 Long-Term Incentive Plan an award of $44,500 from the Corporation, which represented 100 percent of the director's "award amount" under the plan for 2001.

                            COMPENSATION OF OFFICERS

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Decisions on compensation of the Corporation's executives are made by the Compensation Committee of the Board, which also serves as the Compensation Committee of Terre Haute First. Each member of the Compensation Committee, except Mr. Smith and Mr. Lowery, was a non-employee director. All decisions of the Compensation Committee relating to the compensation of the Corporation's executive officers are reviewed by the full Board.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation to the executive officers and to reward officers for satisfactory individual performance and for satisfactory performance of the Corporation as a whole. The individual goals established in the strategic plan and budget for the Corporation and Terre Haute First, and the goals relating to performance of the Corporation established under the 2001 Long-Term Incentive Plan discussed below, are also utilized in setting compensation levels of executive officers.

BASE SALARY. Base salary for an executive officer is determined after the executive officer is reviewed by the Compensation Committee. This review includes an analysis of the performance of the Corporation and Terre Haute First and an analysis of the individual's performance during the past fiscal year, with a focus on the executive officer's quality and quantity of work; supervisory skills; dependability; initiative; attendance; overall skill level; and overall value to the Corporation. This analysis also includes a comparison of actual individual performance versus established strategic planning and budgetary goals.

ANNUAL BONUS AMOUNTS. The Compensation Committee determines whether a bonus should be paid based primarily upon the overall performance of the Corporation. For 2001, Mr. Smith received a bonus of $150,000 and Messrs. Lowery, Hart, Carty and White each received a bonus of $150,000, $15,500, $15,000 and $14,500, respectively.

LONG-TERM INCENTIVE PLAN. Beginning in 1999 the Board began discussions with several consultants regarding compensation programs. These consultations and discussions focused on an analysis of compensation programs of other financial institutions and what actions were needed to provide comparable compensation packages to directors, officers and key employees. These discussions and the analysis of the information received culminated with the adoption by the Board in November 2000 of the 2001 Long-Term Incentive Plan, effective January 1, 2001. The plan expires on December 31, 2009.

This plan was adopted after lengthy Board discussions with and consultation from Clarke Bardes Consulting. The plan is designed to enhance stockholder value of the Corporation by attracting and retaining directors, officers and other key employees and provide further incentive for directors, officers and other key employees to give their maximum effort to the continued growth and success of the Corporation. This is an unfunded, nonqualified plan of deferred compensation which is administered by the Compensation Committee.

Directors and executive officers who are "highly compensated employees" within the meaning of Section 201(2) of ERISA, and who are age 65 or under are eligible to participate in the plan. The Compensation Committee has designated as participants in the plan all directors of the Corporation, the executive officers listed in the summary compensation table below, the presidents of its subsidiary banks and certain other officers. Individuals are not eligible to receive rewards of compensation under the plan after age 65. The Compensation Committee exempted Messrs. Smith, Bledsoe, Niemeyer and O'Leary and Ms. George from the age limitations of the plan at the plan's inception.

Rewards of compensation under the plan are based upon the specific "award amount" for each individual specified in the plan. There are four tiers of participants in the plan, with a different award amount specified for each tier. The award amounts were established after discussions with and receipt of advice from the Corporation's consultant, who had performed an analysis of a peer group of companies for the Corporation and the financial institution industry generally.

Rewards of compensation equal 90, 100 or 110 percent of the individual's award amount. The percentage of the award made is dependent upon whether the Corporation and the subsidiary banks attain either the first, second or third target level of performance goals established by the Compensation Committee for the Corporation and each subsidiary bank. If the first target level is not attained, no award is made. If the first, second or third levels of the performance goals are attained, the award will equal 90, 100 or 110 percent of the award amount, respectively.

Payments under the plan generally do not begin until the earlier of January 1, 2015, or the January 1 immediately following the year in which the participant reaches age 65. Payments are in cash only and are generally made in 180 equal consecutive monthly installments.

Directors and executives become 100 percent vested in their awards if or when they have provided five years of service to the Corporation or the respective subsidiary.

Awards for 2001 were based on a weighted point total of the following target goals for the Corporation and its subsidiary banks: return on average assets, return on average equity, net after-tax income and the efficiency ratio.

The Corporation and its affiliate banks each attained the second target level for 2001, which resulted in directors and executive officers receiving rewards under the plan equal to 100% of the individual's award amount.

OTHER COMPENSATION PLANS. At various times in the past the Corporation has adopted certain broad-based employee benefit plans in which the executive officers are permitted to participate on the same terms as other corporation employees who meet applicable eligibility criteria, subject to any legal limitations on the amount that may be contributed or the benefits that may be payable under the plans.

BENEFITS. The Corporation provides certain other benefits to the executive officers which did not exceed 10% of salary and bonus for fiscal 2001.

CHIEF EXECUTIVE OFFICER'S 2001 COMPENSATION. The Compensation Committee determines Mr. Smith's salary and bonus in the same manner as discussed above for other executives.

                   MEMBERS OF THE 2001 COMPENSATION COMMITTEE

Anton H. George               Norman L. Lowery           William N. Niemeyer
Patrick O'Leary               Donald E. Smith             Virginia L. Smith

COMPENSATION COMMITTEE INSIDER PARTICIPATION

During the past fiscal year, Mr. Smith and Mr. Lowery served on the Compensation Committee. Messrs. Smith and Lowery excused themselves from the meeting during the discussion by the Compensation Committee of their compensation and did not participate in any discussion or voting with respect to their compensation. Messrs. Smith and Lowery also excused themselves from the meeting during any discussion of the 2001 Long-Term Incentive Plan concerning their eligibility to participate in such plan, awards under the plan or vesting schedule under the plan. Ms. Smith, a member of the Compensation Committee, is the daughter of Donald E. Smith and the sister-in-law of Mr. Lowery.

SUMMARY COMPENSATION TABLE

The following table sets forth for each of the last three fiscal years the cash compensation paid by the Corporation, as well as certain other compensation paid or awarded during those years, to the Chief Executive Officer and each of the next four most highly compensated executive officers of the Corporation in all capacities in which they served.


-----------------------------------------------------------------------------------------------------------------------
NAME AND                                              ANNUAL COMPENSATION(1)
PRINCIPAL POSITION             YEAR          SALARY(2)        BONUS(3)       OTHER(4)       ALL OTHER COMPENSATION(5)
-----------------------------------------------------------------------------------------------------------------------
DONALD E. SMITH                2001          $468,000         $150,000       $370,170                $28,368
 President, CEO and            2000          $424,600         $150,000           --                  $22,278
 Chairman of the               1999          $342,779         $125,000           --                  $17,081
 Corporation;
 Chairman of
 Terre Haute First
-----------------------------------------------------------------------------------------------------------------------
NORMAN L. LOWERY               2001          $385,500         $150,000       $317,300                $ 4,895
 Vice Chairman and             2000          $349,000         $100,000           --                  $ 4,895
 Vice President of the         1999          $271,520         $ 75,000           --                  $ 4,895
 Corporation;
 President and CEO
 of Terre Haute First
-----------------------------------------------------------------------------------------------------------------------
STANLEY V. HART                2001          $132,765         $ 15,500       $ 88,900                $ 2,500
 Senior Vice President         2000          $127,254         $ 14,500           --                  $ 2,535
 of Terre Haute First          1999          $122,744         $ 14,129           --                  $ 2,500
-----------------------------------------------------------------------------------------------------------------------
MICHAEL A. CARTY               2001          $131,483         $ 15,000       $ 86,900                $ 1,200
 CFO, Secretary and            2000          $126,900         $ 15,000           --                  $ 1,200
 Treasurer of the              1999          $117,972         $ 13,748           --                  $ 1,200
 Corporation; Senior
 Vice President of
 Terre Haute First
-----------------------------------------------------------------------------------------------------------------------
RICHARD O. WHITE               2001          $123,040         $ 14,500       $ 86,500                $ 1,200
 Senior Vice President         2000          $117,741         $ 12,000           --                  $ 1,200
 of Terre Haute First          1999          $113,213         $ 11,321           --                  $ 1,200
-----------------------------------------------------------------------------------------------------------------------

(1) While officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus and are not required to be disclosed by applicable rules of the Securities and Exchange Commission.

(2) Salary reflects base compensation and income earned in the form of director's fees from the Corporation or its affiliate banks during the indicated calendar years.

(3) The bonus amounts are payable pursuant to determinations made by the Compensation Committee of the Corporation, as described in the Compensation Committee Report and as approved by the Board of Directors.

(4) These amounts represent the amount awarded for 2001 under the 2001 Long-Term Incentive Plan. Payment of these amounts will not begin until the earlier of January 1, 2015, or the January 1 immediately following the year in which the participant reaches age 65. These payments generally will be annuitized over a 180-month period. Interest accrues on these amounts at 3.50% from January 1, 2010, until payment begins. When payment begins, interest will accrue on the unpaid portion at a 7.00% annual rate compounded monthly. See the discussion under "Employment Agreements" concerning payments resulting from a "change in control," as defined in the plan.

(5) These amounts include Corporation payments for the years noted on behalf of the above-named individuals (except Mr. Smith) pursuant to a life insurance program (Life Insurance Program) for the executive officers of Terre Haute First. Under the Life Insurance Program, Terre Haute First purchased a life insurance policy on behalf of each executive officer of Terre Haute First. The policy is owned by the individual and will be paid at age 65 for those that were 55 or older, and at age 60 for those who are less than 55 years of age at the time the program was started. The annual cost of this insurance for those reported (except for Mr. Smith) was as follows: $4,895 for Mr. Lowery; $2,500 for Mr. Hart; $1,200 for Mr. Carty; and $1,200 for Mr. White.

Mr. Smith does not participate in the Life Insurance Program of the Corporation. The Corporation pays for its portion of a separate split-dollar life insurance policy for Mr. Smith, unless the increase in the cash surrender value of the policy is sufficient to cover such premiums. In 2001, the premiums were paid from the increase in the cash surrender value of the policy. The policy will continue to be in effect following Mr. Smith's retirement as an executive officer of the Corporation and Terre Haute First. In 2001, the dollar value of benefit to Mr. Smith of the premium paid from the increase in the cash value of the policy was $28,368 (which amount is included in the amount reported for Mr. Smith above). The Corporation expects to recover the premiums it pays for this split-dollar policy from the proceeds of such policy.

Allocations to the named individual's respective account in the Corporation's Employee Stock Ownership Plan ("ESOP") for 2001, which are properly included in this column, were not calculable as of the date of this Proxy Statement. Such amounts for 2000 were as follows: $8,125 for Mr. Smith; $8,125 for Mr. Lowery; $6,667 for Mr. Hart; $6,471 for Mr. Carty; and $6,258 for Mr. White.

EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN. The Corporation sponsors the First Financial Corporation Employee Stock Ownership Plan ("ESOP") and the First Financial Corporation Employees' Pension Plan ("Pension Plan") for the benefit of substantially all of the employees of the Corporation and its subsidiaries. These plans constitute a "floor offset" retirement program, so that the Pension Plan provides each participant with a minimum benefit which is offset by the benefit provided by the ESOP.

Under the terms of the ESOP, the Corporation or its subsidiaries, as participating employers, may contribute Corporation common stock to the ESOP or contribute cash to the ESOP, which will be primarily invested in the Corporation's common stock. The amount of contributions, when they are made, is determined by the Board of Directors of the Corporation. No participant contributions are required or allowed under the ESOP. Participants have the right to direct the voting of the shares of the Corporation's stock allocated to their accounts under the ESOP on all corporate matters.

For the year ended December 31, 2001, the Corporation contributed $350,000 to the ESOP. The cash will be allocated to the individual ESOP accounts of the participants effective as of December 31, 2001, although no allocation to the individual accounts had been made or calculated as of the date of mailing of this Proxy Statement.

DEFINED BENEFIT PLAN. The Pension Plan was adopted in conjunction with, but is separate from, the ESOP. The monthly guaranteed minimum benefit under the Pension Plan is reduced by the monthly benefit derived from the participant's vested portion of his ESOP account balance, calculated by the actuary for the Pension Plan as a single life annuity. The normal retirement benefit will begin at age 65 and be paid monthly for as long as the participant lives.

The following table shows the estimated annual benefits payable under the Pension Plan upon retirement at age 65 in 2001 for various periods of Benefit Service at specified levels of remuneration. The benefit amounts presented in the totals are annual straight life annuity amounts without deduction for Social Security or other offset amounts and without regard for the benefit limitations of the Internal Revenue Code. A participant's Final Average Annual Compensation shown under the Pension Plan is generally based on the compensation set forth in the Summary Compensation Table.


Under the following table, the named executive officers of the Corporation have the following current levels of benefit service: Mr. Smith has 33 years; Mr. Lowery has 6 years; Mr. Hart has 40 years; Mr. Carty has 25 years; and Mr. White has 32 years.

-----------------------------------------------------------------------------------------------------------------
                                    ESTIMATED MINIMUM ANNUAL RETIREMENT BENEFIT
-----------------------------------------------------------------------------------------------------------------
                                         FINAL AVERAGE ANNUAL COMPENSATION
-----------------------------------------------------------------------------------------------------------------
YEARS OF
BENEFIT                                                                                                 300K
SERVICE     70K           100K         130K         160K        190K         220K         250K         OR MORE
-----------------------------------------------------------------------------------------------------------------

  10       $15,986       $23,936      $31,886     $ 39,836     $ 47,786     $ 55,736     $ 63,686      $ 76,936
-----------------------------------------------------------------------------------------------------------------
  20        31,972        47,872       63,772       79,672       95,572      111,472      127,372       153,872
-----------------------------------------------------------------------------------------------------------------
  30        40,958        61,808       82,658      103,508      124,358      145,208      166,058       200,808
-----------------------------------------------------------------------------------------------------------------
  40        41,951        63,776       85,601      107,426      129,251      151,076      172,901       209,276
-----------------------------------------------------------------------------------------------------------------


The Corporation implemented a nonqualified supplemental retirement plan and a nonqualified deferred compensation plan to replace benefits lost due to the Internal Revenue Code limitations on benefits and compensation and limitations imposed on employer contributions under the ESOP and the pension plan. These plans are unfunded, and no contributions by the Corporation were made to these plans during the last three fiscal years. The table does not take these limits into account because it includes benefits from both the qualified and nonqualified plans.

                              EMPLOYMENT CONTRACTS

DEFERRED COMPENSATION AGREEMENT AND SPLIT DOLLAR INSURANCE AGREEMENT. On December 22, 1994, the Corporation, Terre Haute First and Mr. Smith entered into a Deferred Compensation Agreement and a Split Dollar Insurance Agreement (collectively, the "Agreement"), which has been extended to December 31, 2002. The Agreement provides that Mr. Smith will serve as President and Chief Executive Officer of the Corporation during the term of the Agreement and perform such other duties as may be established by the Board of Directors of the Corporation and Terre Haute First. Mr. Smith will be paid an annual salary as set by the Board of Directors of the Corporation and Terre Haute First. In addition, the Agreement requires that the Corporation and Terre Haute First maintain a split-dollar life insurance arrangement with Mr. Smith, which insures the life of Mr. Smith. The Corporation and Terre Haute First expect to recover the premiums they pay for such policy from the proceeds of such policy.

EMPLOYMENT AGREEMENT. Terre Haute First entered into an Employment Agreement with Norman L. Lowery, its President and Chief Executive Officer, effective January 1, 2002. The Employment Agreement is a five-year agreement which may be extended each year by the Board of Directors for an additional one-year term. Under the Employment Agreement, Mr. Lowery receives an initial annual salary equal to his current salary of $371,800, subject to increases approved by the Board of Directors, and is entitled to participate in other bonus and fringe benefit plans available to the Corporation's and Terre Haute First's employees.

If Mr. Lowery is terminated for other than "just cause" or is "constructively discharged," and such termination does not occur within 12 months after a "change in control" (as such terms are defined in the Employment Agreement), he would receive an amount equal to the sum of his base salary through the end of the then-current term of the Employment Agreement. He also would be entitled to elect to receive, at his sole discretion, either (i) cash in an amount equal to his cost of obtaining all benefits which he would have been eligible to participate in or receive through the term of the Employment Agreement, or (ii) continued participation under such benefit plans through the term of the Employment Agreement, if he continued to qualify for participation in such benefit plans.

If Mr. Lowery is terminated for other than just cause or is constructively discharged, and this occurs within 12 months following a change in control, he would be entitled to an amount equal to or the greater of the compensation and benefits described above if the termination did not occur within 12 months following a change in control; or, the product of 2.99 times the sum of his base salary in effect as of the date of the change in control and an amount equal to the bonuses received by or payable to him in or for the calendar year prior to the year in which the change in control occurs; and, at his sole discretion, either cash in an amount equal to his cost of obtaining for a period of three years, beginning on the date of termination, all benefits which he was eligible to participate in or receive, or continued participation under such benefit plans for a period of three years, beginning on the date of termination, if he continued to qualify for participation in such benefit plans.

2001 LONG-TERM INCENTIVE PLAN. If Mr. Smith is terminated within 12 months following a change in control, he is entitled to receive the greater of $3,424,600 or the amount of any rewards under this plan as of December 31 of the year prior to termination. If Mr. Lowery is terminated within 12 months following a change in control, he is entitled to receive the greater of $3,002,717 or the amount of any rewards under this plan as of December 31 of the year prior to termination.

If as a result of a change in control Messrs. Smith or Lowery become entitled to any payments from the Corporation or Terre Haute First which are determined to be payments subject to the "golden parachute" rules of the Code, the amount due will be increased to include payment equal to the amount of excise tax imposed under Sections 280G and 4999 of the Code (the "Excise Tax Payment") and the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes.

                          TRANSACTIONS WITH MANAGEMENT

Directors and principal officers of the Corporation and their associates were customers of, and have had transactions with, the Corporation and its subsidiary banks in the ordinary course of business during 2001. Comparable transactions may be expected to take place in the future.

During 2001 various directors and officers of the Corporation and their respective associates were indebted to the subsidiary banks from time to time. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for similar transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

The law offices of B. Guille Cox, Jr., in which Mr. Cox is a partner, were paid legal fees by the Corporation and its subsidiaries for the fiscal year ending December 31, 2001.

                          COMPARATIVE PERFORMANCE GRAPH

The following graph compares cumulative total shareholder return on the Corporation's common stock over the last five fiscal years with the returns of the Russell 2000 Index, comprised of the smallest 2000 companies of the Russell 3000 Index which includes the 3000 largest market capitalization corporations and the SNL $1B - $5B Bank Index developed by SNL Securities LC which includes all bank stocks with total assets in this size range. The graph assumes $100.00 was invested on January 1, 1997 in the Corporation's common stock and in each of the indices shown, and the reinvestment of all dividends.

         YEAR       RUSSELL 2000       SNL $1B - $5B         FFC

         1996          100.00%            100.00%          100.00%

         1997          120.52%            166.77%          162.73%

         1998          116.37%            166.38%          140.08%

         1999          139.20%            152.91%          118.39%

         2000          133.35%            173.52%          92.10%

         2001          134.72%            210.83%          125.45%



                        REPORT OF THE EXAMINING COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Examining Committee of the Board ("Committee") assisted the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. All of the members of the Committee are independent, as defined in the Corporation's listing requirements, from management and the Corporation. During the current year, the Committee met three times, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the CFO, controller and independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Corporation's internal controls and the internal audit functions organization, responsibilities, budget and staffing. The Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management presented, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Corporation's financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Corporation's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent auditors.

Anton H. George, Examining Committee Chairman
Patrick O'Leary
Thomas T. Dinkel

                                   AUDIT FEES

The following table sets forth the aggregate fees billed to FFC for the fiscal year ended December 31, 2001, by the Company's principal accounting firm, Crowe, Chizek and Company LLP:


Audit Fee.....................................................................  $ 95,000
Financial Information Systems Design and Implementation Fees..................         0
All Other Fees................................................................   100,000(a)(b)
                                                                                --------
Total.........................................................................  $195,000

(a) Includes fees for tax consulting and compliance work, permitted internal audit outsourcing and other non-audit services.

(b) The Examining Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

           PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table contains information concerning individuals or entities who, to the knowledge of the Corporation, beneficially owned on March 10, 2001, more than 5% of the common stock of the Corporation:


--------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER               SHARES BENEFICIALLY OWNED                    PERCENT OF CLASS
--------------------------------------------------------------------------------------------------------------------
First Financial Corporation                              432,320(1)                                 6.33%
Employee Stock Ownership Plan ("ESOP")
One First Financial Plaza
Terre Haute, Indiana 47807
--------------------------------------------------------------------------------------------------------------------
T. Rigasco Trust Co-Trustees:                            480,229                                    7.02%
National City Bank of Indiana
One National City Center
Indianapolis, Indiana 46255
Jack R. Snyder
One American Square
Indianapolis, Indiana 46282
--------------------------------------------------------------------------------------------------------------------
Princeton Mining Company                                 657,357                                    9.62
State Road 46 South
Terre Haute, Indiana 47803
--------------------------------------------------------------------------------------------------------------------



(1) Represents shares held in Trust by the Corporation's subsidiary, Terre Haute First National Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Corporation common stock and other equity securities of the Corporation. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. To the best knowledge of the Corporation, during the most recent fiscal year all officers, directors and greater than ten percent beneficial owners of the Corporation timely filed all statements of beneficial ownership required to be filed with the SEC.

                              INDEPENDENT AUDITORS

The Board of Directors appointed Crowe, Chizek and Company LLP, as independent accountants to audit the books, records and accounts of the Corporation for 2001 and 2000. The Board of Directors anticipates that it will appoint an independent public accountant to audit the books, records, and accounts of the Corporation for 2002 in April, 2002. Representatives of Crowe Chizek are expected to be in attendance at the annual meeting and will be provided an opportunity to make a statement should they desire to do so and to respond to appropriate inquiries from the shareholders.

                             SHAREHOLDERS PROPOSALS

Any proposals which shareholders desire to present at the 2003 Annual Meeting must be received by the Corporation at its principal executive offices on or before November 20, 2002 to be considered for inclusion in the Corporation's proxy material for that meeting.

If notice of any other shareholder proposal intended to be presented at the 2003 Annual Meeting is not received by the Corporation on or before February 3, 2003, the proxies will have discretionary authority to vote on the matter. All proposals and notifications should be addressed to the Secretary of the Corporation.

                          ANNUAL REPORT TO SHAREHOLDERS

The 2001 Annual Report to Shareholders, containing financial statements for the year ended December 31, 2001, and other information concerning the operations of the Corporation is enclosed herewith, but is not to be regarded as proxy soliciting material.

UPON WRITTEN REQUEST, THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH REQUESTING SHAREHOLDER, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2001. ADDRESS ALL REQUESTS TO:

                     MICHAEL A. CARTY, SECRETARY & TREASURER
                           FIRST FINANCIAL CORPORATION
                            ONE FIRST FINANCIAL PLAZA
                                  P.O. BOX 540
                           TERRE HAUTE, INDIANA 47808


                                  OTHER MATTERS

The Annual Meeting is called for the purposes set forth in the Notice. The Board of Directors of the Corporation does not know of any matters for action by shareholders at such Annual Meeting other than the matters described in the notice. However, the enclosed Proxy will confer discretionary authority with respect to matters which were not known to the Board of Directors at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy with respect to such matters in accordance with their best judgment.
By Order of the Board of Directors


/s/ DONALD E. SMITH

DONALD E. SMITH
Chairman of the Board and President

                    [FIRST NATIONAL CORPORATION LETTERHEAD]


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints James E. Brown and John VanEtten, or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of First Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at One First Financial Plaza, Terre Haute, Indiana on Wednesday, April 17, 2002, at 11:00 a.m. (local time), or any adjournment thereof, on the following matters:

1.       ELECTION OF DIRECTORS

         [ ] For all nominees listed below for a three-year term to expire in 2005 (except as marked to the contrary below)

         [ ]   WITHHOLD AUTHORITY to vote for all nominees listed below:

                         Guille Cox, Jr.,         Anton H. George,
                         Gregory L. Gibson        Virginia L. Smith

     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE
              A LINE THROUGH THE NOMINEES' NAME IN THE LIST ABOVE.)

2. In their discretion, on such matters as may properly come before the meeting.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ALL THE NOMINEES LISTED ABOVE.

         Please sign exactly as name appears below. If there are two or more owners, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated:                   , 2002
       ------------------           --------------------------------------------
                                         (Signature)


                                    --------------------------------------------
                                         (Signature, if held jointly)

                                         Your vote is important. Please mark,
                                         sign, date and return this Proxy
                                         promptly, using the enclosed envelope.